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                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                                December 4, 1995

     PaineWebber/Kidder, Peabody,
     Premium Account Fund,
        1285 Avenue of the Americas,
           New York, N. Y.  10019.

     Ladies and Gentlemen:

               We have acted as counsel to PaineWebber/Kidder, Peabody Premium Account Fund, a Massachusetts business trust ("Target"), in connection with the Agreement and Plan of Reorganization and Termination dated as of November 30, 1995 (the "Agreement"), between PaineWebber RMA Money Fund, Inc., a Maryland corporation ("PW Corporation"), on behalf of PaineWebber RMA Money Market Portfolio, a series thereof ("Acquiring Fund"), and Target, and we render this opinion to you pursuant to paragraph 6.6 of the Agreement.

               Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

               For the purposes of the opinion set forth below, we have relied in part, with your consent, upon the representations set forth in letters dated November 30, 1995

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     from each of PW Corporation and Target, and upon the accuracy and completeness of the statements and representations contained in the Agreement and in the Prospectus/Proxy Statement which will be distributed to the shareholders of Target in connection with the Reorganization. With your consent we have not attempted to verify independently the accuracy of any information in these documents and have assumed that the statements and representations contained therein will be true at the Effective Time.

               In connection with this opinion we have also assumed, with your consent, that the Reorganization will be effected in accordance with the terms of the Agreement.

               On the basis of the foregoing, and our consideration of such other matters as we have considered relevant, we advise you that, in our opinion:

               1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and each Fund will be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

               2. Target will not recognize any gain or loss on the transfer to Acquiring Fund of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's

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     assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target
     Shares;

               3. Acquiring Fund will not recognize any gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

               4. Acquiring Fund's basis for the Assets will be the same as the basis thereof to Target immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

               5. A Shareholder will not recognize any gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

               6. A Shareholder's basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided they are held as capital assets by the Shareholder at the Effective Time.

               We express no opinion as to the effect of the Reorganization on the Funds or any Shareholder in respect of

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     any asset as to which unrealized gain or loss is required to be recognized for U.S. Federal income tax purposes at the end of each taxable year under a mark-to-market system of accounting.

               The tax consequences described above may not be applicable to a Target Shareholder who acquired Target Shares pursuant to the exercise of an employee stock option or otherwise as compensation.

               We hereby consent to the reference to us under the sub-headings "Federal Income Tax Consequences of the Reorganizations" and "Federal Income Tax Considerations--Premium Account Fund Reorganization" in the Prospectus/Proxy Statement of Acquiring Fund and Target and to the filing of this opinion as an Exhibit to the Registration Statement on Form N-14 of Acquiring Fund including the Prospectus/Proxy Statement filed with the Securities and Exchange Commission. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required

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     under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             SULLIVAN & CROMWELL